Exhibit 10.14

AMENDMENT TO OFFER LETTER

This AMENDMENT TO OFFER LETTER (the “Amendment”) is made by and between reSTORbio, Inc., a Delaware corporation (the “Company”) and Chen Schor (the “Executive”), and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer Letter (as defined below).

WHEREAS, the Company and the Executive entered into an Offer Letter dated March 31, 2017 (the “Offer Letter”) and desire to amend the Offer Letter as set forth herein; and

WHEREAS, except as expressly provided in this Amendment, all other terms of the Offer Letter shall continue in full force and effect on and after the date of this Amendment.

1.    Section 3(a) shall be amended by (i) deleting “$361,000.00” and replacing it with “$450,000.00” and (ii) deleting the last sentence of such section.

2.    Section 3(b) shall be amended by deleting “40%” in the first sentence thereof and replacing it with “50%”.

3.    Section 5(a)(iii) of the Offer Letter shall be amended by deleting the phrase “including without limitation any termination without Cause before or following a “Change of Control”, as defined below” where it appears in the first sentence thereof. Section 5(a)(iii) of the Offer Letter shall further be amended by deleting the last paragraph thereof and replacing it with the following:

“If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, in either case occurring on or within twelve (12) months following a Change of Control (as defined below), then in lieu of (and not in addition to) the payments and benefits provided for in the first paragraph of Section 5(a)(iii) above, you will be entitled to: (A) your Accrued Obligations, (B) a lump sum payment equal to the sum of 1.5 times (x) your then current Base Salary plus (y) your target bonus under Section 3(b), (C) continued coverage under the Company’s health and dental plans on the same terms as prior to such termination until the earlier of (x) the expiration of eighteen (18) months following the termination of your employment, and (y) the date you commence new employment which offers health coverage that would disqualify you from continued COBRA coverage pursuant to law, and (D) notwithstanding anything to the contrary set forth in any applicable option or stock-based award agreement, all time-based stock options and other time-based stock-based awards you hold shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of termination. Any release required by Section 5(a)(iii) must be executed and non-revocable within 60 days following the date of termination (or such lesser period of time set forth therein).”

4.    Section 7 of the Agreement is amended by adding the following after the last sentence in the definition of “Change of Control”: “Notwithstanding the foregoing, a Change of Control shall be deemed to occur only to the extent such event is also a “change in control event” within the meaning of Section 409A.”

5.    The Offer Letter is hereby amended by adding the following new Section 16 at the end thereof:

“16.    Section 280G.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”) (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”) then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you becomes subject to the excise tax imposed by Section 4999; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G; (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)    For purposes of this Section 17, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 17 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of termination date, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon you and the Company.”

6.    Counterparts. This First Amendment may be executed in counterparts, each of which when so executed and delivered shall be considered an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized officers of the Company and by the Executive.

RESTORBIO, INC.

By:
Name:
Date:

EXECUTIVE

By:
Chen Schor

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